EXHIBIT 10(T)
GENERAL MOTORS
DEFERRED COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES
Table of Contents

ARTICLE I	INTRODUCTION

	1.01	Name
	1.02	Purpose
	1.03	Effective Date

ARTICLE II	DEFINITIONS

ARTICLE III	ELIGIBILITY AND ELECTION TO DEFER

	3.01	Eligibility
	3.02	Deferral Amounts
	3.03	Election Timing
	3.04	Election to Defer
	3.05	Designation of Beneficiaries

ARTICLE IV	ACCOUNTS AND INVESTMENT OPTIONS

	4.01	Establishment of Accounts
	4.02	Nature of Accounts and Earnings
	4.03	Investment Options
	4.04	Treatment of Deferrals
	4.05	Transfers Within an Account(s) Eligible for Multiple Investment Options

ARTICLE V	DISTRIBUTIONS

	5.01	Exclusive Entitlement to Distribution
	5.02	Timing of Valuation
	5.03	Six Month Delay of Distribution for Specified Employees
	5.04	Reduction of Distribution
	5.05	Form and Timing of Distributions
	5.06	Unscheduled Distributions, Forfeiture, and Financial Hardships

ARTICLE VI	MISCELLANEOUS

	6.01	Plan Administration
	6.02	Appeal Procedure
	6.03	Rights Not Assignable
	6.04	Inability to Locate Participants and Beneficiaries
	6.05	Withholding Taxes
	6.06	Certain Rights Reserved
	6.07	Severability
	6.08	Titles and Headings Not to Control
	6.09	Governing Law
	6.10	Limitations
	6.11	Statements of Account
	6.12	Administrative Expense

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ARTICLE I
INTRODUCTION
1.01.	Name.

The Plan shall be known as the General Motors Deferred Compensation Plan for Executive Employees.

1.02.	Purpose.

The purpose of the Plan is to provide Eligible Employees the opportunity to defer receipt of a portion of any of their Eligible Payment(s), including base salary, an Annual Incentive Plan Award, Long-Term Incentive Plan Award, Cash-Based Restricted Stock Unit Plan Award, and/or any other compensation related payment permitted by the Plan Administrator in accordance with Section 3.03.

1.03.	Effective Date.

The Plan as amended on November 13, 2007, shall be effective January 1, 2008.
ARTICLE II
DEFINITIONS
Unless the context clearly indicates otherwise, the following terms, when used in capitalized form in the Plan, shall have the meanings set forth below.
2.01.	Account. “Account” or “Accounts” shall mean the hypothetical book-entry Retirement Account and Optional Account(s) established by General Motors for a Participant with respect to a Participant’s Deferral.

2.02.	Annual Incentive Plan. “Annual Incentive Plan” shall mean the General Motors 2007 Annual Incentive Plan and any successor plan.

2.03.	Annual Incentive Plan Award. “Annual Incentive Plan Award” shall mean any award granted under the Annual Incentive Plan.

2.04.	Article. “Article” shall mean an article of the Plan.

2.05.	Board. “Board” shall mean the Board of Directors of General Motors Corporation.

2.06.	Cash-Based Restricted Stock Unit Plan. “Cash-Based Restricted Stock Unit Plan” shall mean the General Motors 2007 Cash-Based Restricted Stock Unit Plan and any successor plan.

2.07.	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

2.08.	Committee. “Committee” shall mean the Executive Compensation Committee of the Board.

2.09.	Corporation. “Corporation” shall mean General Motors Corporation and its wholly owned and substantially wholly owned subsidiaries.

2.10.	Deferral. “Deferral” shall mean the deferral with respect to an Eligible Payment, elected by a Participant in accordance with Section 3.03.

2.11.	Disability. “Disability” shall have the meaning determined under Section 409A of the Code.

2.12.	Eligible Employee. “Eligible Employee” shall mean a full time, active eligible executive employee of the Corporation as chosen by the Plan Administrator.

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2.13.	Eligible Payment. “Eligible Payment” or “Eligible Payments” shall mean base salary, an Annual Incentive Plan Award, a Long-Term Incentive Plan Award, a Cash-Based Restricted Stock Unit Plan Award, and/or any other compensation payment permitted by the Plan Administrator to be deferred during a designated election period.

2.14.	Financial Hardship. “Financial Hardship” shall mean a reason given by a Participant for a withdrawal that (1) is necessary to meet the Participant’s immediate and heavy financial needs, (2) is for an amount required to meet such immediate financial need created by the hardship, and (3) is for an amount not reasonably available to the Participant from other resources.

2.15.	Long-Term Incentive Plan Award. “Long-Term Incentive Plan Award” shall mean any award granted under the General Motors 2007 Long-Term Incentive Plan and any successor plan.

2.16.	Optional Account. “Optional Account” shall mean an Account established by a Participant for distribution at a point in time designated by the Participant before the Participant’s Separation from Service.

2.17.	Participant. “Participant” shall mean each Eligible Employee who makes an election pursuant to Section 3.03 and maintains an Account(s) pursuant to Section 4.01.

2.18.	Person. “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

2.19.	Plan. “Plan” shall mean the General Motors Deferred Compensation Plan for Executive Employees, as it may be amended from time to time.

2.20.	Plan Administrator. “Plan Administrator” shall mean General Motors or such other Person designated by the Committee to serve as administrator of the Plan. The address of the Plan Administrator is:
300 Renaissance Center
Mail Code 482-C32-C66
Detroit, MI 48265-3000
2.21.	Plan Year. “Plan Year” shall mean each calendar year that the Plan is in effect.

2.22.	Retirement Account. “Retirement Account” shall mean the Account established for distribution upon the Participant’s Separation from Service.

2.23.	S-SPP. “S-SPP” shall mean the General Motors Savings-Stock Purchase Program for Salaried Employees in the United States, as amended from time to time.

2.24.	Section. “Section” shall mean a section of the Plan.

2.25.	Separation from Service. “Separation from Service” shall mean a separation from service as set forth in Section 409A of the Code for any reason other than death or Disability.

2.26.	Specified Employee. “Specified Employee” shall mean a Participant who meets the definition set forth in section 409A of the Code and as determined under the criteria established by the Committee.

2.27.	Unforeseeable Emergency. “Unforeseeable Emergency” shall mean a reason given by a Participant for withdrawal that is within the meaning of Section 409A of the Code as a severe financial hardship to the Participant resulting from: (1) an illness or accident of the Participant, spouse, or eligible dependent, (2) the loss of the Participant’s property due to casualty, or (3) a similar extraordinary and unforeseeable circumstance resulting from events beyond the control of the Participant.

2.28.	Valuation Date. “Valuation Date” shall mean the last business day of the month preceding a distribution.

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ARTICLE III
ELIGIBILITY AND ELECTION TO DEFER
3.01.	Eligibility.

Eligible Employees shall be eligible to make the elections described in this Article III.

3.02.	Deferral Amounts.
(a)	Each Participant shall be eligible to defer pursuant to the terms of this Plan a minimum of 5%, and up to a maximum of 100%, of an Annual Incentive Plan Award, Long-Term Incentive Plan Award, and/or a Cash-Based Restricted Stock Unit Plan Award, provided that any such Deferral must be made in multiples of 5% or any other increment as permitted by the Plan Administrator.

(b)	Deferral elections relating to compensation other than Annual Incentive Plan, Long-Term Incentive Plan, and Cash-Based Restricted Stock Unit Plan Awards may be permitted by the Plan Administrator from time to time, and will be communicated to eligible participants by Prospectus in sufficient time to make such elections.
3.03.	Election Timing.
(a)	Initial deferral elections for (1) Annual Incentive Plan Awards, and other performance-based Eligible Payments must be made six months before the end of the performance period covered by the award (but in no event after an award or Eligible Payment becomes readily ascertainable), and initial deferral elections for (2) Cash-Based Restricted Stock Unit Plan Awards and other nonperformance-based Eligible Payments must be made before the close of the calendar year preceding the calendar year(s) a Participant’s services are performed.

(b)	The Plan Administrator shall determine whether an initial deferral election may be made within 30 days after the date an employee first becomes an Eligible Employee under the Plan. Such an election shall apply only with respect to compensation paid for services performed after the election. The Plan Administrator shall determine whether a former Plan Participant may make a deferral election under this subsection.

(c)	The Plan Administrator may provide a Participant a subsequent election to defer a distribution under Article V attributable to deferrals made after 2004. A subsequent election to defer may only be made provided (1) the subsequent election will not take effect for at least 12 months after the date the subsequential election is made, (2) the first distribution made (other than for death, Disability or Unforeseeable Emergency) pursuant to the subsequent election is payable more than 5 years after the date such payment would otherwise have been made, and (3) the election is made not less than twelve months before the date such payment would otherwise be made. For purposes of this Section 3.03, all distributions, including installment distributions, shall be treated as separate payments under Section 409A of the Code.

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3.04.	Election to Defer.
(a)	A Participant who wishes to defer all or part of an Eligible Payment shall submit an election to the Plan Administrator or its agent that satisfies each of the requirements set forth in paragraphs (1) through (6) below:

(1) Deadline for Submitted Election. An election with respect to a Deferral shall be submitted on or before 5:00 p.m. (Eastern Time) on the last business day of the Deferral election period chosen by the Plan Administrator.

(2) Form of Election. A Participant’s Deferral election shall be submitted to the Plan Administrator in writing, electronically, or telephonically, as approved by the Plan Administrator.

(3) Amount of Deferral. Subject to Section 3.02, the Deferral election shall specify the percentage of the Participant’s Eligible Payment that the Participant wishes to defer.

(4) Selection of Accounts and Distributions. The Deferral election shall specify the Account(s) established under Section 4.01 that shall be credited with the amounts deferred by the Participant. The deferral election also shall specify the year the distribution shall be made from such Accounts pursuant to Article V, and whether the distribution is to be made, in the event of the Retirement Account, in a lump sum or installments. Installment distributions shall be permitted only in the case of a Separation from Service after age 55 with 10 years of service.

(5) Selection of Investment Options. The Deferral election shall specify the Participant’s selection of the investment option(s) established pursuant to Section 4.03. The returns on the Deferral(s) will be calculated as if invested in the investment option(s) selected by the Participant as provided in Article IV.

(6) Election Irrevocable. Except as otherwise specifically provided in the Plan the Deferral amount and the distribution commencement date(s) elected by a Participant with respect to a Deferral in accordance with paragraphs (3) through (5) above are irrevocable and are not subject to modification at any time.

(b)	The Plan Administrator may from time to time establish Accounts on behalf of an executive and make compensation payments on behalf of such executive directly into such Accounts, subject to the terms of the Plan despite the absence of an election to defer.
3.05.	Designation of Beneficiaries.

A Participant with a Deferral pursuant to Section 3.04 may designate one or more beneficiaries. In the absence of designation of one or more beneficiaries under this Section 3.05, the beneficiaries for a Participant’s Plan Account(s) will be the same as the beneficiaries chosen for the General Motors incentive plans. Notwithstanding Section 3.04(a)(6), a Participant may, at any time, revoke a prior designation of beneficiaries and make a new designation pursuant to this Section 3.05. Any such designation or revocation shall be in writing and shall be submitted to the Plan Administrator prior to the Participant’s death in such form and in such manner as is acceptable to the Plan Administrator.

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ARTICLE IV
ACCOUNTS AND INVESTMENT OPTIONS
4.01.	Establishment of Accounts.

The Corporation shall maintain separate bookkeeping accounts, hypothetical in nature, for each Participant. The Plan Administrator has the sole discretion to determine the number of Accounts available for Deferrals under the Plan. Unless otherwise determined by the Plan Administrator, each Participant shall be entitled to establish up to three separate Accounts for each Eligible Payment. For each Eligible Payment, one such Account must be established for distribution upon the Participant’s Separation from Service (the Retirement Account) and two additional Accounts may be established (the Optional Accounts) and shall be payable pursuant to Section 5.05 upon the earlier of the Participant’s Separation from Service or a specific year selected by the Participant. The year selected by the Participant for distribution of an Optional Account must be no sooner than the third calendar year after the calendar year during which an amount would otherwise have been paid. Such Accounts shall be credited with the earnings (or losses) on such Deferrals. At no time may a Participant have more than three Accounts outstanding at any one time for each Eligible Payment.

4.02.	Nature of Accounts and Earnings.

Each Account and the related Deferrals and returns thereon under this Article IV shall be hypothetical in nature and shall be maintained by the Corporation for bookkeeping purposes only. The Accounts established under the Plan shall hold no actual funds or assets. The right of any Person to receive one or more distributions under the terms of the Plan shall be an unsecured claim against the general assets of the Corporation. Any liability of the Corporation to any Participant, former Participant, or beneficiary with respect to a right to a distribution shall be based solely upon contractual obligations created by the Plan. Neither the Corporation, the Board, the Committee, the Plan Administrator, nor any other Person shall be deemed to be a trustee of any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Corporation and a Participant or any other Person except and only to the extent required by law.

4.03	Investment Options.

(a) General. The Plan Administrator has the sole discretion to determine the investment options available as the measurement mechanism for Deferrals under the Plan, the manner and extent to which elections may be made, the method of valuing the various investment options and Account(s) and the method of crediting the Account(s) with, or making other adjustments as a result of dividend equivalents, interest equivalents or other earnings, losses, or returns on such Accounts.

(b) Investment Options for Eligible Payments Initially Payable in Cash. Unless otherwise determined by the Plan Administrator, the investment options available as the measurement mechanism for Deferrals of Eligible Payments initially payable in cash shall be:
(1)	120% of 10-Year United States Treasury Notes — The crediting rate for this investment option will be set annually in January. It will be based on 120% of the twelve-month average of closing rates of the first trading day of the preceding twelve months of the 10-Year United States Treasury Notes.

(2)	GM $1-2/3 Common Stock — The investment returns for this option will be based on the price performance of GM $1-2/3 Common Stock and the dividends thereon.

(3)	Promark Income Fund — The crediting rate for this option will be based on the performance of this investment fund option currently available in the S-SPP.

(4)	Pyramis Strategic Balanced Commingled Pool — The investment returns for this option will be based on the performance of this investment option currently available in the S-SPP.

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(5)	Promark Large Cap Index Fund — The investment returns for this option will be based on the performance of this investment fund option currently available in the S-SPP.

(6)	Fidelity Emerging Markets Fund — The investment returns for this option will be based on the performance of this investment fund option currently available in the S-SPP.

(7)	Fidelity Contrafund — The investment returns for this option will be based on the performance of this investment fund option currently available in the S-SPP.

(8)	Fidelity Diversified International Fund — The investment returns for this option will be based on the performance of this investment fund option currently available in the S-SPP.
(c) Investment Option for Eligible Payments Initially Payable in Stock. Unless otherwise determined by the Plan Administrator, the investment option available as the measurement mechanism for Deferrals of Eligible Payments initially payable in stock shall be:
(1)	GM $1-2/3 Common Stock — The crediting rate for this investment option will be based on the price performance of GM $1-2/3 Common Stock and the dividends thereon.
(d) Valuing of Investment Options. Unless otherwise determined by the Plan Administrator, the methodology for valuing the various investment options and the Account(s) and for calculating amounts to be credited or debited or other adjustments, including transfers between investment options for Deferrals with multiple investment options to any Account(s) with respect to any investment options, shall be the same as that used under the S-SPP. The investment options and the Account(s) shall be revalued on a daily basis.

(e) No Ownership Rights. Investment options available under the Plan shall be used solely for measuring the value of the Account(s) and accounting, on a book entry basis, as if the deferred amounts had been invested in actual investments, but no such investments shall be made on behalf of Participants. Participants shall not have any voting rights or any other ownership rights with respect to the investment options selected as the measuring mechanism for their Account(s).
4.04	Treatment of Deferrals.

The returns on the Deferral(s) shall be calculated as if invested in the investment options selected by the Participant. For Account(s) with multiple investment options, any investment option elections made by a Participant shall remain in effect until changed by the Participant; and unless otherwise determined by the Plan Administrator, any Participant may change his or her investment option election or transfer deferred amounts between investment options pursuant to Section 4.05.

Each Participant is solely responsible for the selection of his or her investment options. General Motors, the Plan Administrator and other employees and agents of the Corporation are not empowered to advise a Participant as to the manner in which investments should be made. The fact that an investment option is available for investment under the Plan shall not be construed as a recommendation for investment in that option. It should be noted that market value and the rate of return on each investment option will fluctuate over time and in varying degrees. Accordingly, the proceeds, if any, realized from such investments will depend on the prevailing market value of the investments at a particular time, which may be more or less than the amount expended initially. There is no assurance that any of the investment options will achieve their objectives.

4.05	Transfers Within an Account(s) Eligible for Multiple Investment Options.

(a) General. A Participant, or the legal beneficiary or legal representative of a deceased Participant, may transfer amounts credited to an Account(s) among the investment options available under the Plan for such

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Account. No transfers relating to a particular Deferral may occur on or after the scheduled distribution date for the Deferral.

(b) Timing. A Participant may request a transfer from one investment option to another on any business day and such transfer shall be effective at the close of business of the New York Stock Exchange (normally 4:00 p.m. Eastern time) on the business day on which the Participant’s transfer request is received and confirmed by the Plan Administrator. If a transfer request is received and confirmed after the close of business of the New York Stock Exchange (normally 4:00 p.m. Eastern time) or on a weekend or holiday observed by the New York Stock Exchange, it will become effective on the next business day.

(c) Amount of Transfer. Any transfer shall be in a specified whole percentage of the amounts contained in the investment option from which the transfer is being made.

(d) Securities Laws. Transfers by Participants between investment options are subject to the Corporation’s insider trading policy and are subject to applicable Federal securities laws.
ARTICLE V
DISTRIBUTIONS
5.01.	Exclusive Entitlement to Distribution.

A Participant’s Deferral pursuant to Section 3.04 shall constitute a waiver of such Participant’s right to receive the amount deferred and an agreement to receive in lieu thereof the amounts payable to such Participant at the times and in the amounts specified in this Article V. No other amounts shall be due under the Plan, or otherwise as a result of a Participant’s Deferral pursuant to Section 3.04.

5.02.	Timing of Valuation.

The timing of the valuation of the amount of any distribution pursuant to Article V shall be the Valuation Date.

5.03.	Six Month Delay of Distribution for Specified Employees.

For distributions of Deferrals (plus earnings) made after December 31, 2004, Specified Employees shall not be entitled to be paid any portion of such distribution payable on account of a Separation from Service until the expiration of six months from date of separation (or, if earlier, death). The value of the distribution (without interest) shall be payable on the first day of the seventh full month following termination.

5.04.	Reduction of Distribution.

For distributions under this Article V attributable to deferrals made prior to January 1, 2005, the amount shall be reduced by the amount that a Participant owes the Corporation, or any subsidiary thereof, due to any reason, including taxes, benefit overpayments, wage overpayments, hypothetical taxes related to the International Assignment Services tax equalization program, and amounts due under all Corporation incentive compensation plans. For distributions under this Article V attributable to deferrals made after December 31, 2004, the reduction contained in the prior sentence shall be limited to $5,000 a year. Any liability owed by the Participant to the Corporation will be reduced by such amount withheld by the Corporation pursuant to this Section 5.04.

5.05.	Form and Timing of Distributions.
(a)	Distributions from Accounts will be made in the same form as the initial Eligible Payment would have been paid out but for a Deferral. Eligible Payments initially payable in cash will be distributed in cash and Eligible Payments initially payable in stock will be distributed in stock.

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(b)	A Participant may elect a distribution from the following choices with respect to the Retirement Account.
(1)	Lump Sum. Absent an election under (2) below for eligible installment distributions after age 55 with 10 years of service, a Participant shall receive a distribution with respect to the Retirement Account in a lump sum. The lump sum shall be payable to the Participant as soon as practicable after a Separation from Service, but no later than 90 days after such Separation, except as provided in Section 5.03. The lump sum shall equal the balance in the Participant’s Retirement Account determined as of the Valuation Date preceding the Participant’s Separation from Service.

(2)	Installments. A Participant may elect to receive a distribution with respect to the Retirement Account in annual installments for a period of five or ten years (or any other schedule as determined by the Plan Administrator) as elected by the Participant. The annual installments shall be payable to the Participant beginning as soon as practicable after a Separation from Service after age 55 with 10 years of service (as determined under the GM S-SPP), but no later than 90 days after such Separation, except as provided in Section 5.03. If annual installments are elected, the amount of the first payment shall be a fraction of the value of the Participant’s Account as of the Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the value as of the Valuation Date, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.
(c)	In the case of a distribution from an Optional Account, such distribution shall be made upon the earlier of the Participant’s Separation from Service or the specific year selected by the Participant and shall be paid as a lump sum as soon as practicable after a Separation from Service, but no later than 90 days after such Separation, or within the specific year selected by the Participant. The lump sum shall equal the balance in the Participant’s Optional Account determined as of the Valuation Date.

(d)	In the case of a Participant’s Separation from Service prior to age 55 with 10 years of service (as determined under the GM S-SPP), all Accounts will be distributed as a lump sum as soon as practicable after a Separation from Service, but no later than 90 days after such Separation, except as provided in Section 5.03. The lump sum shall equal the balance in the Participant’s Accounts determined as of the Valuation Date.

(e)	In the case of a Participant’s death, all Accounts shall be distributed as a lump sum as soon as practical, but no later than 90 days after the date of death, or if elected at the time of Deferral, installment distributions. The lump sum shall equal the balance in the Participant’s Account(s) determined as of the Valuation Date. If annual installments are elected, the amount of the first payment shall be a fraction of the value of the Participant’s Account(s) as of the Valuation Date prior to payment, the numerator of which is one and the denominator of which is the total number of installments elected. The amount of each subsequent payment shall be a fraction of the value as of the last Valuation Date prior to payment, the numerator of which is one and the denominator of which is the total number of installments elected minus the number of installments previously paid.

(f)	In the case of a Participant’s Disability, all Accounts shall be distributed as a lump sum no later than 90 days following the Participant’s completion of twelve months on a Corporation approved disability leave of absence.
5.06.	Unscheduled Distributions, Forfeiture, and Financial Hardships.
(a)	For Eligible Payments (initial amount plus earnings) deferred into a Participant’s Account before January 1, 2005, a Participant may elect, with the prior written consent of the Plan Administrator or its designated agent, to make an unscheduled withdrawal from an Account by selecting an amount by which the Account is to be reduced. The amount distributed to the Participant shall be 90% of the withdrawal amount requested, as determined by the Plan Administrator. Such distribution shall be paid to the Participant not later than 60 days following the filing of such election. If a Participant receives a

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distribution pursuant to this subsection, the remaining 10% requested but not distributed shall be permanently forfeited to the Corporation and shall not be paid to, or in respect of, the Participant. In addition to the forfeiture provided immediately above, a Participant receiving a distribution under this subsection shall not be permitted to make any contributions to the Plan during the 12 months following the month in which the election to make the unscheduled distribution is made.

(b)	A Participant shall be allowed to take a distribution under this subsection (b) from one or more Accounts only with the prior written consent of the Plan Administrator and the Vice President of Global Human Resources. For distributions of Deferrals (plus earnings) made prior to January 1, 2005, the Participant must incur a sudden and unforeseen Financial Hardship. For distributions of Deferrals (plus earnings) made after December 31, 2004, the Participant must incur an Unforeseeable Emergency. A Participant shall be able to apply to withdraw the amount needed for the Financial Hardship or Unforeseeable Emergency up to the balance in the Participant’s Account(s). If approved by the Plan Administrator and the Vice President of Global Human Resources, such distribution shall be determined based on the Valuation Date and be paid to the Participant not later than 60 days following the filing of such election. A Participant receiving a distribution under this subsection shall not be permitted to make any contributions to the Plan during the 12 months following the month in which the Financial Hardship or Unforeseeable Emergency distribution is made.

(c)	Distributions pursuant to Sections 5.06(a) and (b) shall be in the same form as the initial Eligible Payment. Eligible Payments initially payable in cash will be distributed in cash and Eligible Payments initially payable in stock will be distributed in stock.

(d)	The Plan Administrator may cause a deferred distribution to be accelerated and paid at an earlier date, provided such accelerated payment is not inconsistent with Section 6.01(c). Such accelerated payments shall include:
(1)	Pursuant to the terms of a Qualified Domestic Relations Order, as defined in Section 414(p) of the Code;

(2)	To comply with an ethics agreement with the federal government, or to avoid a violation of any domestic or foreign ethics law or conflicts law;

(3)	To pay the Participant an amount required to be included in income due to a failure of the Plan to comply with Section 409A of the Code;

(4)	Upon termination of the Plan;

(5)	To pay state, local or foreign taxes arising from participation in the Plan; and

(6)	To settle a bona fide dispute as to a Participant’s right to a Plan distribution
ARTICLE VI
MISCELLANEOUS
6.01.	Plan Administration.
(a)	In General. The Committee has full power, authority, and discretion to construe, interpret, and administer the Plan. Unless otherwise specifically provided in the Plan, the Committee may delegate to the Plan Administrator all authority granted with respect to the Plan. Except to the extent provided otherwise: (1) the Plan Administrator shall have the discretionary authority to interpret, apply and construe the Plan and to decide any and all matters arising under the Plan, including without limitation the right to determine eligibility for participation, investment options, the method of valuing investment options and Plan accounts, the method of crediting Plan Accounts with, or making adjustments

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as a result of, dividend and interest equivalents or returns on such Accounts, benefits, and other rights under the Plan; the right to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; the right to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and the right otherwise to interpret the Plan in accordance with its terms; and (2) the Plan Administrator’s determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties.

(b)	Amendment, Suspension, and Termination of Plan. The Committee may amend, suspend, or terminate the Plan at any time. In addition, the Committee may also, at any time, terminate in whole or in part any Account(s) and make an immediate lump sum distribution of the amounts in such Account(s) to the Participants affected thereby. The Committee shall not amend, suspend, or terminate the Plan or Account(s) if such action would result in tax and penalties under Section 409A of the Code. Further, the Corporation shall not be liable to Participants for an inadvertent violation of Section 409A of the Code. Upon termination or suspension of the Plan, all amounts deferred before the date of termination or suspension, and any rights to distributions with respect to such deferred amounts, shall continue to be governed by the provisions of the Plan, subject to Section 6.01(b). Notwithstanding anything to the contrary in this subsection (b), no amendment, suspension, or termination of the Plan shall reduce the benefits under the Plan which have accrued to the Participant prior to the date of such amendment, suspension, or termination.

(c)	Internal Revenue Code Section 409A Compliance. The Plan is intended to comply with Section 409A of the Code and any ambiguity shall be interpreted to fulfill that intent. Notwithstanding any provision of this Plan, no Plan elections, modification, or distributions will be allowed or implemented if they would cause an otherwise eligible Plan Participant to be subject to tax (including interest and penalties) under Section 409A of the Code. Further, the Corporation shall not be liable to Participants for an inadvertent violation of Section 409A of the Code.
6.02.	Appeal Procedure.

A claimant who has been denied a claim for benefits under the Plan, in whole or in part, may, within a period of 60 days following receipt of the denial, request a review of such denial by the Plan Administrator by filing a written notice with the Plan Administrator or its designate. In connection with an appeal, the claimant (or his or her authorized representative) may review pertinent documents and may submit evidence and arguments in writing to the Plan Administrator. The Plan Administrator may decide the questions presented by the appeal and shall issue to the claimant a written notice setting forth: (1) the specific reasons for the decision and (2) specific reference to the pertinent provisions of the Plan or the absence of pertinent provisions on which the decision is based. The notice shall be issued within a period of time not exceeding 90 days after receipt of the request for review provided that, if special circumstances should require, such period of time may be extended for an additional 60 days commencing at the end of the initial 90-day period. The decision of the Plan Administrator shall be final and conclusive.

6.03.	Rights Not Assignable.

No distribution due any Participant, beneficiary or Person under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge in any way. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge such distribution in any way shall be void.

6.04.	Inability to Locate Participants and Beneficiaries.

Each Participant or beneficiary entitled to receive a distribution under the Plan shall keep the Plan Administrator advised of his or her current address. If the Plan Administrator is unable to locate a Participant or beneficiary to whom a distribution is due under the Plan, the Participant or beneficiary shall be considered Separated from Service and the total amount payable to such Participant or beneficiary shall be forfeited if not paid within 90 days after such Separation.

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6.05.	Withholding Taxes.

The Plan Administrator may make any appropriate arrangements to deduct from all Deferrals and distributions hereunder any taxes that the Plan Administrator reasonably determines to be required by law to be withheld from such Deferrals and distributions.

6.06.	Certain Rights Reserved.

Nothing in the Plan shall confer upon any employee of the Corporation or other Person the right (1) to continue in the employment or service of the Corporation or affect any right that the Corporation may have to terminate the employment or service of (or to demote or to exclude from future participation in the Plan) any such employee or other Person at any time for any reason, or (2) to participate in the Plan.

6.07.	Severability.

If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity, or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any distribution or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other distribution or benefit from being made or provided under the Plan, and, if the making of any distribution in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity, or unenforceability shall not prevent such distribution or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid, or unenforceable, and the maximum distribution or benefit that would not be unlawful, invalid, or unenforceable shall be made or provided under the Plan.

6.08.	Titles and Headings Not to Control.

The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in the Plan are placed herein for convenience of reference only and, as such, shall have no force or effect in the interpretation of the Plan.

6.09.	Governing Law.

The Plan and all determinations made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard for its conflict of law principles.

6.10.	Limitations.

A Participant shall not have any interest in any Deferral credited to his or her Account(s) until it is paid in accordance with the Plan. All amounts deferred under the Plan shall remain the sole property of the Corporation, subject to the claims of its general creditors and available for use by the Corporation for whatever purposes are desired. With respect to the Deferrals, a Participant shall be merely a general creditor of the Corporation and the obligation of the Corporation hereunder shall be purely contractual and may or may not be funded or secured in any way.

6.11.	Statements of Account.

Account statements shall be sent to Participants as soon as practicable on a quarterly basis following the close of each three-month valuation period.

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6.12.	Administrative Expense.

The entire expense of offering and administering the Plan shall be borne by the Corporation unless otherwise determined by the Plan Administrator.

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